Exhibit 99.1

Neptune Insurance Holdings Inc. Reports Third Quarter 2025 Results

November 12, 2025

ST. PETERSBURG, Fla., Nov. 12, 2025 -- Neptune Insurance Holdings Inc. (“Neptune” or the “Company”) (NYSE: NP), the parent company of Neptune Flood Incorporated, today reported revenue of $44.4 million for the third quarter of 2025, up 31.2% from the third quarter of 2024. The Company reported net income of $11.5 million and Adjusted EBITDA of $26.7 million. Adjusted EBITDA increased 28.6% compared to the same period in 2024.

Third Quarter 2025 Highlights

●	Third quarter Revenue growth of 31% to $44.4 million

●	Third quarter net income decrease of 5%, driven primarily by IPO expenses (see discussion below), with a 26% net income margin

●	Third quarter Adjusted EBITDA* growth of 29% to $26.7 million, at a 60% margin

●	Third quarter Adjusted Net Income* growth of 24% to $16.0 million

●	Third quarter Written Premium* growth of 31% to $101.6 million

●	Trailing-twelve-month Revenue per Employee* growth of 29% to $2.5 million

●	Trailing-twelve-month Adjusted EBITDA per Employee* growth of 30% to $1.5 million

*	See discussion of Non-GAAP and Key Performance Indicators below.

Trevor Burgess, Chairman and Chief Executive Officer, commented, “The excellent results delivered in Q3 showcase the scalability and efficiency of our model. Expanding distribution, record new business policy sales, strong renewal dynamics, and continued technology leverage helped produce 31% revenue growth, a 26% net income margin, and a 60% Adjusted EBITDA margin. Operating as a managing general agent (MGA) that takes no balance sheet insurance risk, a model we believe is unique to the public markets, allows us to deliver these margins and provide a financial profile that is efficient, asset light, and profitable.”

“We’re most proud of the exceptional customer experience we provide to agents and consumers nationwide, and the consistent profitability we have historically provided to our capacity providers,” said Mr. Burgess. “We believe this is only possible because we are a technology company operating in the insurance space, not an insurance company attempting to utilize technology.”

Mr. Burgess continued, “Following quarter end, we refinanced our debt into a $260 million revolving facility, which lowers our rate, removes required amortization, and provides greater flexibility to manage capital efficiently.”

Financial Performance

Revenues increased 31.2% to $44.4 million compared to $33.8 million in the third quarter of 2024, while written premiums increased 30.7% to $101.6 million compared to $77.7 million in the third quarter of 2024.

Net income decreased 4.8% to $11.5 million compared to $12.1 million in the third quarter of 2024, while Adjusted EBITDA increased 28.6% to $26.7 million compared to $20.8 million in the third quarter of 2024. Net income margin was 25.9% and Adjusted EBITDA margin was 60.2% for the third quarter of 2025. On a trailing-twelve-month basis, net income was $44.7 million and Adjusted EBITDA was $88.4 million. The largest adjustment to net income in the third quarter of 2025 was $5.0 million of costs related to the Company’s Initial Public Offering (IPO). In total, the Company incurred $8.4 million of such costs in the nine months ended September 30, 2025, which were reimbursed by the selling shareholders in the IPO upon closing of the offering during the fourth quarter.

Technology

Technology continues to drive operational leverage as demonstrated in revenue per employee of $2.5 million and $1.5 million of Adjusted EBITDA per employee for the trailing-twelve-months ended September 30, 2025, up 28.9% and 30.3%, respectively, from the prior corresponding period. Technology projects deployed in the third quarter include a full rewrite to upgrade the Company’s proprietary Triton® underwriting system and a new machine learning model focused on optimizing new business quote conversion.

Capacity Relationships

At quarter end, Neptune worked with 33 capacity providers across six programs. On October 1, 2025, the Company commenced a new program, adding six new reinsurers and bringing the panel to 39 capacity providers across seven programs.

Distribution

The Company achieved record new business sales in the third quarter, with federally required purchases accounting for under 20% of new business sales, a metric we believe shows the continued expansion of the flood insurance market. The Company also saw a record number of new agency codes binding policies during the third quarter, a metric we believe shows growth in both the breadth and depth of our distribution relationships.

Retention across the portfolio remained strong for the nine months ended September 30, 2025, with a Policy Retention Rate of 86.2% and a Premium Retention Rate of 98.7%, up 2.8 and 1.9 percentage points, respectively, compared to the same period in 2024.

Capital and Liquidity

Total debt was $264 million at September 30, 2025, reflecting a trailing-twelve-month Total Net Leverage Ratio (as defined in our credit agreement) of just under three times. During the third quarter, the Company utilized $30 million of cash to pay down debt. On November 10, 2025, Neptune refinanced its outstanding term loans into a $260 million revolving credit facility, with $251 million currently outstanding.

Operating cash flow for the nine months ended September 30, 2025, was $38.9 million, compared to $35.3 million for the same period in the prior year.

Full Year 2026 Outlook

For the full year 2026, the Company expects to achieve revenue of $186 million to $189 million and Adjusted EBITDA margin of 60 percent to 61 percent. This guidance constitutes a forward-looking statement and actual results may differ materially. Refer to the “Safe Harbor Statement” section below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.

Conference Call

The Company will host a conference call and webcast to discuss its financial results at 5:00 PM ET on Wednesday, November 12th. The dial-in number for the conference call is (800) 715-9871 or (646) 307-1963 (international). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available here as well as on Neptune’s investor relations website at investors.neptuneflood.com. A replay of the webcast will be available shortly after the event at the same website.

Effectiveness of Information

The targets included in this press release and the statements made during the earnings conference call, each of which is available on Neptune’s investor relations website at investors.neptuneflood.com (collectively, the “Earnings Materials”), represent Neptune’s expectations and beliefs as of November 12, 2025. Although these Earnings Materials will remain available on Neptune’s website through the date of the earnings call for the fourth quarter and fiscal year 2026, their continued availability through such date does not mean that Neptune is reaffirming or confirming their continued validity. Neptune undertakes no obligation to update any forward-looking statements, whether as a result of new information or future events, or otherwise update the targets given in this press release, except as required by law.

About Neptune Insurance Holdings Inc.

Neptune Insurance Holdings Inc. is the parent company of Neptune Flood Incorporated. Founded in 2018, Neptune Flood is a leading, data-driven managing general agent offering a range of easy-to-purchase residential and commercial insurance products, including primary flood and excess flood insurance, distributed through a nationwide network of agencies. Leveraging proprietary artificial intelligence and advanced data science, Neptune delivers fast, accurate, and accessible coverage for residential and commercial properties across the United States. The Company operates without human underwriters, using Triton®, its cutting-edge platform to streamline underwriting, pricing, and policy issuance.

Non-GAAP and Key Performance Indicators

Neptune discusses certain key performance indicators, described below, which provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance.

See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Adjusted EBITDA is a non-GAAP financial measure derived from net income (the most directly comparable GAAP measure) adjusted to exclude interest expense (net of interest income), income taxes, depreciation and amortization, and further adjusted for other non-cash or non-recurring items, including share-based compensation. By removing these expenses, we believe Adjusted EBITDA provides a clearer representation of operating performance.

Adjusted EBITDA Margin is a non-GAAP financial measure derived from Adjusted EBITDA divided by revenue. We believe that Adjusted EBITDA margin is a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful and also because it provides a period-to-period comparison of our operating performance.

Adjusted Net Income is a non-GAAP financial measure derived from net income (the most directly comparable GAAP measure), adjusted to exclude loss on extinguishment of debt, amortization expense, share-based compensation, corporate transaction related expenses, and other one-time expenses, and the related tax effect of those adjustments. By removing these expenses, we believe Adjusted net income provides a clearer representation of operating performance.

Adjusted Diluted Earnings per Share is Adjusted Net Income divided by diluted weighted average shares outstanding, assuming the conversion of all outstanding shares of redeemable convertible preferred stock into an equivalent number of shares of common stock, which occurred upon the consummation of our IPO. Similarly, Adjusted basic earnings per share is Adjusted net income divided by basic weighted average shares outstanding, also assuming the conversion of all outstanding redeemable convertible preferred stock into an equivalent number of shares of common stock, which occurred upon the consummation of our IPO. By implementing the conversion of the redeemable convertible preferred stock, we believe Adjusted earnings (basic and diluted) per share provides a clearer representation of operating performance. The most directly comparable GAAP measures are diluted earnings per share and basic earnings per share, respectively.

Written Premium is a key performance indicator defined as the total premium we placed with insurance programs during a reporting period, less “return premiums” refunded to policyholders due to cancellations, endorsement of policies, or otherwise. We believe written premium is an appropriate measure of operating performance because it is the primary driver of our commission revenue.

Revenue per Employee is a key performance indicator defined as revenue for the trailing four quarters, determined in accordance with GAAP, divided by the average number of our employees for the trailing four quarters. We closely monitor this as a metric of scaling growth and believe it to be a leading indicator of sustained profitability and efficiency.

Adjusted EBITDA per Employee is a key performance indicator defined as Adjusted EBITDA, a non-GAAP metric (defined above) for the trailing four quarters divided by the average number of our employees for the trailing four quarters. We closely monitor this as a metric of scaling growth and believe it to be a leading indicator of sustained profitability and efficiency.

Policy Retention Rate is a key performance indicator defined as the percentage of our policyholders who receive renewal offers that accept the offered renewal term. We closely monitor the acceptance of renewal offers as an early indicator of price elasticity.

Premium Retention Rate is a key performance indicator defined as the premium associated with those accepted renewal offers, as a percentage of the total premium from expiring policies for which renewal offers were made. We closely monitor the acceptance of renewal offers as an early indicator of price elasticity. This often tracks significantly higher than policy retention, as price increases mean fewer units would be necessary to maintain the same amount of premium. Higher premium results in higher commission, but large price increases can decrease policy retention and the associated policy fees. Because of this inverse relationship between premium and policy retention, we use data science and ML to inform renewal pricing to optimize for revenue retention.

Safe Harbor Statement

This press release and the investor conference call contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements. Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “outlook,” “predicts,” “potential,” or “continue,” the negative of these terms, and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, include, among others, projections of our future financial performance, our anticipated growth and business strategies, anticipated trends in our business, capital allocation plans, technology initiatives, and other future events or development. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements, including those factors discussed under the captions entitled “Risk factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, once filed, and the other documents that the Company files with the U.S. Securities and Exchange Commission, which are available free of charge on the SEC’s website at: www.sec.gov and on Neptune’s investor relations website at investors.neptuneflood.com.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

Contact

Media Inquiries
Steve Aikens
727-258-2272
press@neptuneflood.com

Investor Relations
Jon Carlon
727- 387-6467
investors@neptuneflood.com

Neptune Insurance Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2025	2024	2025	2024
Revenues:
Commissions and fees	$44,365	$33,820	$115,784	$87,796

Operating expenses:
Agent commissions	13,840	10,014	35,516	26,171
Employee compensation and benefits	1,773	1,284	4,706	3,702
General and administrative	2,138	1,931	6,771	5,660
Amortization expense	948	782	2,734	2,207
IPO transaction costs	4,966	-	8,440	-
Total operating expenses	23,665	14,011	58,167	37,740

Income from operations	20,700	19,809	57,617	50,056

Other income (expense):
Interest income	281	256	697	679
Interest expense	(5,518)	(3,771)	(13,787)	(14,403)
Loss on extinguishment of debt	-	-	-	(5,426)
Income before income tax expense	15,463	16,294	44,527	30,906

Income tax expense	3,952	4,201	11,457	7,926

Net income	$11,511	$12,093	$33,070	$22,980

Accretion adjustment to redeemable preferred stock	(3,555)	(3,360)	(10,404)	(9,867)
Allocation to participating preferred stock	(2,463)	(2,703)	-	(4,059)
Cash dividend paid on redeemable preferred stock	-	-	(54,170)	-
Net income (loss) available to common stockholders	$5,493	$6,030	$(31,504)	$9,054

Net income (loss) per share of common stock:
Basic	$0.06	$0.06	$(0.34)	$0.10
Diluted	$0.06	$0.06	$(0.34)	$0.10
Weighted average shares of common stock outstanding:
Basic	93,350,000	93,350,000	93,350,000	93,350,000
Diluted	97,262,548	93,350,000	93,350,000	93,350,000

Neptune Insurance Holdings Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$12,184	$7,094
Fiduciary cash	46,861	20,971
Fiduciary receivable	4,486	4,096
Commissions and fees receivable	3,674	2,612
IPO transaction cost shareholder reimbursement receivable	8,474	-
Prepaid expenses and other current assets	638	452
Total current assets	76,317	35,225

Intangible assets, net	486	476
Internally developed software, net	5,943	5,756
Goodwill	3,793	3,793
Deferred tax assets	2,979	2,803
Deferred financing asset	109	99
Total assets	$89,627	$48,152

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	11,246	7,165
Commissions payable	5,010	2,528
Insurance company payables	21,741	13,257
Income tax payable	1,021	4,781
Accrued expenses	1,458	475
Premium deposits	29,606	11,810
Current portion of debt	15,050	8,550
Total current liabilities	85,132	48,566

Debt, less current portion	247,589	125,101
Early exercise deposit liability	15,578	-
Total liabilities	$348,299	$173,667

Commitments and contingencies (Note 11)

Redeemable, convertible preferred stock, $0.00001 par value, 5% cumulative dividend; 41,850,000 shares authorized, issued and outstanding at September 30, 2025 and December 31, 2024 (liquidation preference of $259,027)	250,877	240,473

Stockholders’ deficit:

Common stock, $0.00001 par value, 154,300,000 and 154,300,000 shares authorized; 96,185,000 and 93,350,000 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	1	1
Accumulated deficit	(518,660)	(366,326)
Additional paid-in capital	9,110	337
Total stockholders’ deficit	(509,549)	(365,988)

Total liabilities, redeemable, convertible preferred stock, and stockholders’ deficit	$89,627	$48,152

Neptune Insurance Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$33,070	$22,980
Adjustments to reconcile net income to cash provided by operating activities:
Amortization expense	2,734	2,207
Amortization of deferred financing costs	483	641
Loss on extinguishment of debt	-	5,426
Share-based compensation	299	217
Deferred income taxes	(176)	(654)
(Increase) decrease in operating assets:
Commissions and fees receivable	(1,062)	(615)
Income tax receivable	-	462
Prepaid expenses and other current assets	(186)	299
Deferred financing asset	(37)	(111)
Increase (decrease) in operating liabilities:
Accounts payable	4,081	795
Commissions payable	2,482	1,196
Income tax payable	(3,760)	1,516
Accrued expenses	992	904
Net cash provided by operating activities	38,920	35,263

Cash flows from investing activities:
Internal developed software	(2,868)	(2,564)
Purchases of intangible assets	(63)	-
Net cash used in investing activities	(2,931)	(2,564)

Cash flows from financing activities:
Change in fiduciary receivables	(389)	(1,050)
Change in fiduciary liabilities	26,279	16,446
Repayments of 2023 Term Loan	-	(178,525)
Proceeds from 2024 Term Loan	-	171,000
Repayments of 2024 Term Loan	(135,000)	(18,000)
Proceeds from 2025 Term Loan	301,000	-
Repayments of 2025 Term Loan	(37,000)	-
Payment of deferred financing fees and prepayment penalty	(477)	(3,726)
Proceeds from early exercise of stock options	15,578	-
Cash dividend paid	(175,000)	-
Net cash used in financing activities	(5,009)	(13,855)

Net increase in cash and cash equivalents and fiduciary cash	30,980	18,844

Cash and cash equivalents and fiduciary cash:
Beginning of period	28,065	24,320

End of period	$59,045	$43,164

Cash and cash equivalents	$12,184	$11,581
Fiduciary cash	46,861	31,583

Total cash and cash equivalents and fiduciary cash	$59,045	$43,164

Non-cash transactions:
Shareholder reimbursement of IPO transaction costs	$8,474	$-

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Adjusted EBITDA margin

Below is a reconciliation of Adjusted EBITDA to net income (the most directly comparable GAAP measure), as well as our Adjusted EBITDA margin to net income margin (the most directly comparable GAAP measure), for each of the three and nine months ended September 30, 2025 and 2024, and for the twelve months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
($ in thousands)	2025	2024	%/pp		2025	2024	%/pp
Total revenues	$44,365	$33,820	31.2%		$115,784	$87,796	31.9%
Net income	$11,511	$12,093	(4.8)%		$33,070	$22,980	43.9%
Interest expense (net of interest income)	$5,237	$3,515	49.0%		$13,090	$13,724	(4.6)%
Income tax expense	$3,952	$4,201	(5.9)%		$11,457	$7,926	44.5%
Loss on extinguishment of debt	$-	$-	0.0%		$-	$5,426	(100.0)%
Amortization expense	$948	$782	21.2%		$2,734	$2,207	23.9%
Share-based compensation	$112	$75	49.3%		$299	$217	37.8%
Corporate transaction related expenses(1)	$4,966	$-	100.0)%		$8,440	$100	8340.0%
One-time expenses(2)	$-	$115	(100.0)%		$-	$230	(100.0)%
Adjusted EBITDA	$26,726	$20,781	28.6%		$69,090	$52,810	30.8%
Net income margin(3)	25.9%	35.8%	(9.9	)pp	28.6%	26.2%	2.4	pp
Adjusted EBITDA margin(3)	60.2%	61.4%	(1.2	)pp	59.7%	60.2%	(0.5	)pp

(1)	Corporate transaction expenses during the three and nine months ended September 30, 2025, were comprised of accounting and legal fees and other expenses related to the preparation for and execution of our IPO. Corporate transaction expenses during the nine months ended September 30, 2024, were related to an administrative fee incurred in connection with the refinancing and extinguishment of our prior credit facility.

(2)	One-time expenses during the three and nine months ended September 30, 2024, were entirely related to the corporate rebrand that was completed in that period.

(3)	Year-over-year changes in percentages are reported in percentage points (pp).

	Twelve Months Ended September 30,
($ in millions)	2025	2024	Change %/pp
Total revenues	$147,287	109,355	34.7%
Net income	$44,682	27,379	63.2%
Interest expense (net of interest income)	$16,006	19,188	(16.6)%
Income tax expense	$15,319	9,460	61.9%
Loss on extinguishment of debt	$-	5,506	(100.0)%
Amortization expense	$3,554	2,823	25.9%
Share-based compensation	$378	258	46.5%
Corporate transaction related(1)	$8,440	101	8256.4%
One-time expenses(2)	$-	240	(100.0)%
Adjusted EBITDA	$88,379	64,955	36.1%
Net income margin(3)	30.3%	25.0%	5.3	pp
Adjusted EBITDA margin(3)	60.0%	59.4%	0.6	pp

(1)	Corporate transaction expenses during the twelve months ended September 30, 2025, included accounting and legal fees and other expenses related to the preparation for and execution of our IPO. In the twelve months ended September 30, 2024 this includes administrative fees incurred in connection with the refinancing and extinguishment of our prior credit facility.

(2)	One-time expenses for twelve months ended September 30, 2024, included $0.1 million associated with the one-time integration costs for Neptune into a distribution partner’s quoting platform.

(3)	Year-over-year changes in percentages are reported in percentage points (pp).

	Twelve Months Ended September 30,		Change
($ in thousands)	2025	2024	Amount	Percentage
Average number of employees	58.0	55.5	2.5	4.5%
Total revenues	$147,287	$109,355	$37,932	34.7%
Revenue per employee	$2,539	$1,970	$569	28.9%
Adjusted EBITDA	$88,379	$64,955	$23,424	36.1%
Adjusted EBITDA per employee	$1,524	$1,170	$354	30.3%

Adjusted Net Income and Adjusted Earnings (Basic and Diluted) Per Share

The table below presents a reconciliation of Adjusted net income to net income (the most directly comparable GAAP measure), as well as our Adjusted earnings (basic and diluted) per share to basic earnings (loss) and diluted earnings (loss) per share of common stock (the most directly comparable GAAP measure), respectively, for each of the three and nine months ended September 30, 2025 and 2024.

(In thousands, except share and	Three Months ended September 30,			Nine Months ended September 30,
per share data)	2025	2024	Change %	2025	2024	Change %

Net income	11,511	12,093	(4.8%)	33,070	22,980	43.9%
Income tax	3,952	4,201		11,457	7,926
Loss on extinguishment of debt	-	-		-	5,426
Amortization expense	948	782		2,734	2,207
Share-based compensation	112	75		299	217
Corporate transaction related expenses	4,966	-		8,440	100
One-time expenses	-	115		-	230
Adjusted Income before income tax expense	$21,489	$17,266	24.5%	$56,000	$39,086	43.3%
Adjusted income taxes (1)	$(5,501)	$(4,455)		$(14,392)	$(10,006)
Adjusted net income	$15,988	$12,811	24.8%	$41,608	$29,080	43.1%

Weighted average Common Stock outstanding – Basic	93,350,000	93,350,000		93,350,000	93,350,000
Plus: Impact of conversion of redeemable, convertible preferred stock (2)	41,850,000	41,850,000		41,850,000	41,850,000
Adjusted Weighted average Common Stock outstanding – Basic	135,200,000	135,200,000		135,200,000	135,200,000

Basic earnings (loss) per share	$0.06	$0.06		$(0.34)	$0.10
Effect of conversion of redeemable, convertible preferred stock and net loss attributable to preferred stock holders(3)	0.06	0.05		0.68	0.13
Other adjustments to earnings (loss) per share	0.04	0.01		0.08	0.06
Adjusted income taxes per share	(0.04)	(0.03)		(0.11)	(0.07)
Adjusted basic earnings per share	$0.12	$0.09	33.3%	$0.31	$0.22	40.9%

Weighted average Common Stock outstanding – Diluted	97,262,548	93,350,000		93,350,000	93,350,000
Plus: Impact of dilutive stock options(4)	-	-		2,409,232	-
Plus: Impact of conversion of redeemable, convertible preferred stock(2)	41,850,000	41,850,000		41,850,000	41,850,000
Adjusted weighted average Common Stock outstanding – Diluted	139,112,548	135,200,000		137,609,232	135,200,000

Diluted earnings (loss) per share	$0.06	$0.06		$(0.34)	$0.10
Effect of conversion of redeemable, convertible preferred stock (3)	0.05	0.05		0.66	0.13
Other adjustments to earnings (loss) per share	0.04	0.01		0.08	0.06
Adjusted income taxes per share	(0.04)	(0.03)		(0.10)	(0.07)
Adjusted diluted earnings per share	$0.11	$0.09	22.2%	$0.30	$0.22	36.4%

(1)	This represents the tax impact using effective tax rates of 25.7% and 25.6% for the nine months ended September 30, 2025 and 2024, respectively, and 25.6% and 25.8% for the three months ended September 30, 2025 and 2024, respectively.

(2)	Assumes the conversion of all 41,850,000 shares of Redeemable Convertible Preferred Stock into an equivalent number of shares of common stock.

(3)

For comparability purposes, this calculation reflects net income that would be distributable to holders of common stock, assuming all redeemable preferred shares had been converted and no longer impacted the numerator. For the three months ended September 30, 2025, this includes $3.6 million of accretion adjustments and $2.5 million of allocations to participating preferred stock, totaling $6.0 million. For the three months ended September 30, 2024, $3.4 million of accretion adjustments and $2.7 million of allocations were added back, totaling $6.1 million. For the nine months ended September 30, 2025, $10.4 million of accretion adjustments and $54.2 million of cash dividends paid on redeemable preferred stock were added back, totaling $64.6 million. For the nine months ended September 30, 2024, $9.9 million of accretion and $4.1 million of allocations to participating preferred stock were added back, totaling $13.9 million. These adjustments were divided by 97,262,548 shares for the three months ended September 30, 2025, and 93,350,000 shares for each of the three and nine months ended September 30, 2024 and the nine months ended September 30, 2025, to calculate the Adjusted earnings (basic and diluted) per share amounts.

(4)	Represents the impact of 2,409,232 stock options that were considered anti-dilutive in the GAAP diluted weighted average common stock outstanding calculation but are included for purposes of Adjusted diluted earnings per share. For the three months ended September 30, 2025, 3,912,548 stock options were considered dilutive in the GAAP weighted average common stock outstanding calculation. Therefore, no adjustment to diluted earnings per share was necessary for that period.